UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

October 16, 2012

Qualys, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-35662	77-0534145
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1600 Bridge Parkway

Redwood City, California 94065

(Address of principal executive offices, including zip code)

(650) 801-6100

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Change in Compensation of Named Executive Officers

On October 16, 2012, the Compensation Committee of the Board of Directors of Qualys, Inc. approved the 2013 annual compensation for Philippe F. Courtot, Chairman, President and Chief Executive Officer, Donald C. McCauley, Chief Financial Officer, and Peter Albert, Vice President, Operations (the “Named Executive Officers”). The 2013 annual compensation described below will become effective on January 1, 2013.

For 2013, Mr. Courtot’s annual base salary was increased by $50,000, to $350,000; and Mr. Albert’s annual base salary was increased by $50,000, to $250,000. Additionally, each Named Executive Officer will have the opportunity to receive quarterly formula-based incentive amounts (the “2013 Bonus Plan”). The total annual amount that Mr. Courtot will be eligible to earn under the 2013 Bonus Plan is $175,000, or 50% of his annual base salary. The total annual amount that Mr. McCauley will be eligible to earn under the 2013 Bonus Plan is $120,000, or 40% of his annual base salary. The total annual amount that Mr. Albert will be eligible to earn under the 2013 Bonus Plan is $100,000, or 40% of his annual base salary.

The amount of the incentive payment will be determined based on the growth in a bookings-based metric (the “Bonus Metric”) for the applicable quarter over the same quarter of the prior year. This Bonus Metric is calculated as the sum of the amounts of all new, renewal and upsell subscriptions purchased by customers and channel partners in each quarter. A Named Executive Officer’s quarterly incentive payment will be paid at 100% of target if the Bonus Metric for the applicable quarter equals or exceeds a certain target threshold as compared to the same quarter in the prior year. The quarterly incentive amount scales down to 25% of target if the Bonus Metric for the applicable quarter equals a minimum target threshold as compared to the same quarter in the prior year, and is zero if such minimum target threshold is not reached. To be eligible for a quarterly incentive payment, an individual must be employed as of the last day of the respective quarter.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

QUALYS, INC.

By:	/s/ Philippe F. Courtot
Philippe F. Courtot Chairman, President and Chief Executive Officer

Date: October 19, 2012

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